Exhibit 99.1

Warren Resources Announces First Quarter 2005 Results

NEW YORK, May 11, 2005 /PRNewswire-FirstCall/ — Warren Resources, Inc. (NASDAQ:WRES) (“Warren” or the “Company”) today announced its 2005 first quarter financial and operating results. The Company reported revenues of $8.1 million for the quarter ended March 31, 2005 as compared to revenues of $4.3 million for 2004. The increase in revenues for the first quarter of 2005 resulted from increases in turnkey drilling revenue from increased drilling activity and increases in oil and gas sales primarily from our Wilmington Townlot Unit field in California and our Atlantic Rim CBM project in Wyoming.  The Company reported a net loss applicable to common stockholders (after preferred stock dividends of $1.6 million) for the quarter ended March 31, 2005 of $3.4 million or $0.10 per share based on 33.4 million weighted average common shares outstanding as compared to a net loss (after preferred stock dividends of $1.6 million) of $2.7 million or $0.15 per share for the first quarter of 2004. At March 31, 2005, the Company had 34.7 million shares of common stock outstanding.

The Company reported that the increase in net loss for the first quarter of 2005 compared to 2004 was principally due to retirement of debt expense totaling $1.2 million. This expense represents the write-off of unamortized deferred offering costs and the premium paid on the 12% bonds due in 2007 and 2017 which were redeemed on March 31, 2005.  Additionally, the Company recorded interest expense of $1.1 million in the first quarter of 2005 compared to $0.1 million for the first quarter of 2004 when $1.5 million of such interest costs were capitalized. As a result of the settlement of our Wilmington field litigation, we will no longer be capitalizing interest attributable to our investment in the field.

Oil and gas production was 422 MMcfe for the quarter-ended March 31, 2005 compared to 240 MMcfe for the same period in 2004. Average natural gas equivalent sales prices were $5.16 per Mcfe for the quarter-ended March 31, 2005 as compared to $4.81 per Mcfe for the same period in 2004.

Net cash used in operating activities for the quarter ended March 31, 2005 was $6.7 million.  The net cash used in operating activities was primarily for drilling wells on behalf of our drilling programs.  After drilling the remaining net 14 wells under its turnkey obligation with the drilling programs, all wells will be drilled for Warren’s own account.

Operational Update

Norman F. Swanton, Chairman and CEO of Warren, stated that “in the first quarter of 2005, we participated in drilling 11 gross (1.8 net) wells in conjunction with our drilling programs, compared to 1.0 gross (0.3 net) well in the first quarter of 2004. These wells were predominately in our active coalbed methane (CBM) projects in Wyoming and included 8 gross (1.0 net) wells in our Atlantic Rim AMI project with Anadarko and in our Pacific Rim project. We own an average working interest of 56% in our Atlantic Rim and Pacific Rim acreage. Outside of the Joint Venture AMI with Anadarko, we are the operator of our predominantly undeveloped CBM acreage in the Washakie Basin in southwest Wyoming”. The CBM wells are either producing, in the early stages of dewatering or in the process of being gathered into production units.

As previously announced, effective January 1, 2005, we purchased Magness Petroleum’s interest in the Wilmington Unit, which increased our working interest to 98.5%. We were also appointed operator of the Wilmington Unit.  The purchase increased Warren’s total net proved reserves to 128.9 Bcfe and PV-10 to $306.9 million as of December 31, 2004, assuming proforma that the Magness Petroleum acquisition had occurred on that date. These net proved reserves are based upon approximately 6% of our net acreage.

Since closing on January 31, 2005, Warren has performed a detailed geological and engineering evaluation of the Wilmington Unit. This review has identified the potential for an increase in the number of wells in the Terminal zone in the Wilmington Unit instead of the originally planned 100 wells, which could increase our proved oil reserves from this zone. Also, as a result of the evaluation, Warren has identified additional possible reserves in the Ford, Tar and Ranger zones of the Wilmington unit.

Warren’s 2005 capital expenditure budget for the Wilmington Unit is $18.4 million to drill 29 gross (28.6 net) wells in the Terminal and Ford zones. We have obtained the approval for the initial drilling permits and anticipate commencing drilling in the Terminal zone in June 2005 and the Ford zone in September 2005.

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2005 and March 31, 2004. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues
Turnkey contracts with affiliated partnerships	$2,279,317	$908,934
Oil and gas sales from marketing activities	2,196,074	1,383,575
Well services	540,659	230,605
Oil and gas sales	2,176,587	1,226,475
Net gain on investments	31,460	49,813
Interest and other income	892,701	532,900
	8,116,798	4,332,302

Expenses
Turnkey contracts	2,021,001	1,433,440
Cost of marketed oil and gas purchased from affiliated partnerships	2,165,092	1,348,219
Well services	194,389	111,878
Production & exploration	673,162	998,417
Depreciation, depletion, amortization and impairment	761,895	402,145
General and administrative	1,465,344	1,172,288
Interest	1,106,754	108,853
Retirement of debt	1,175,233	—
	9,562,870	5,575,240
Loss before provision for income taxes	(1,446,072)	(1,242,938)
Deferred income tax expense (benefit)	114,000	(214,000)
Loss before minority interest	(1,560,072)	(1,028,938)
Minority interest	(168,034)	(29,928)
Net loss	(1,728,106)	(1,058,866)
Less dividends and accretion on preferred shares	1,640,432	1,645,925
Net loss applicable to common stockholders	$(3,368,538)	$(2,704,791)

Basic and diluted loss per common share	$(0.10)	$(0.15)
Weighted average common shares outstanding	33,358,796	17,973,963
Production:
Gas - MMcf	243.1	149.1
Oil - MBbls	29.8	15.1
Total Equivalents (MMcfe)	422.0	239.7

Realized Prices:
Gas - Mcf	$4.65	$4.67
Oil - Bbl	35.08	30.27
Total Equivalents (Mcfe)	5.16	4.81

Net cash flow provided by operating activities:
Cash flow from operations	$(6,733,090)	$(3,754,321)
Changes in working capital accounts	6,503,667	2,847,643
Cash flow from operations before working capital changes	(229,423)	(906,678)

Conference Call

The public is invited to listen to the Company’s conference call set for today, May 11, 2005, at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet at our Web site: www.warrenresources.com. If you are unable to participate during the live broadcast, the call will be archived on Warren’s website for approximately 14 days. A telephonic replay will also be available through May 18, 2005 by dialing (888) 286-8010, pass code 22856823.

2005 Guidance

Warren provides the following forecast for production, capital expenditures and operating costs based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Second Quarter ending June 30, 2005	Year ending December 31, 2005
Production:
Oil (MBbl)	29 – 32	300 – 340
Gas (MMcf)	230 – 255	1,300 –1,400
Gas Equivalent (MMcfe)	404 – 447	3,100– 3,440
Capex Budget (in thousands)	$2,000	$37,600

Selected operating revenue and expenses (in thousands):
Turnkey contract revenue	$1,300	$11,900
Turnkey contract expense	$1,250	$11,300
General and administrative expense	$2,000	$8,500

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov). Full details regarding the selected financial information provided above will be available in the Company’s quarterly report on Form 10-Q, which will be filed with the SEC on or about May 11, 2005.

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017